Exhibit 99.2

SUPPLEMENTAL INFORMATION

        Unless otherwise indicated, references in this supplemental information to "we," "us," "our," "K&F," "K&F Industries" and the "Company" refer to K&F Industries, Inc., references to "K&F Acquisition" refer to K&F Acquisition, Inc. prior to consummation of the merger of K&F Acquisition with and into K&F and to K&F upon and following the consummation of such merger and references to "K&F Parent" refer to K&F Parent, Inc., the parent company of K&F Acquisition.

Cautionary Statement Regarding Forward-Looking Statements

        This supplemental information includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. The words "believes," "anticipates," "plans," "expects," "intends," "estimates" and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause K&F's actual results, performance and achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. They include statements relating to:

  •
  future revenues and expenses;

  •
  the expected growth of our business;

  •
  spending by the United States government on defense;

  •
  future levels of business in the commercial and general aviation industries;

  •
  competition from other suppliers; and

  •
  the effect of environmental or similar laws and determinations in lawsuits.

        All forward-looking statements included in this supplemental information are based on information available to K&F Acquisition and K&F on the date of this supplemental information. K&F Acquisition and K&F undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to K&F Acquisition and K&F or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this supplemental information and in our reports previously filed with the Securities and Exchange Commission (the "SEC").

K&F Industries, Inc.

        We are a leading global designer and manufacturer of aircraft wheels, brakes, brake control systems and flexible bladder fuel tanks for commercial transport, general aviation and military aircraft. Through our wholly-owned subsidiary, Aircraft Braking Systems Corporation, or "Aircraft Braking Systems," we supply approximately 20% of the worldwide market for aircraft wheels, brakes and brake control systems. Through our wholly-owned subsidiary, Engineered Fabrics Corporation, or "Engineered Fabrics," we supply approximately 60% of the flexible bladder fuel tanks for the worldwide commercial transport and general aviation markets and over 50% of these tanks for the U.S. military aircraft market. During the twelve months ended June 30, 2004, or the "LTM Period," we generated revenues of $349.5 million and Adjusted EBITDA of $122.1 million, which represented an Adjusted EBITDA margin of 34.9% (calculated by dividing our Adjusted EBITDA by our revenues).

  Aircraft Braking Systems

        Aircraft Braking Systems' products are used on approximately 27,000 commercial transport, general aviation and military aircraft worldwide. U.S. and foreign governmental authorities, including the FAA, impose strict certification requirements for new aircraft programs, including the wheel and brake systems. Once a manufacturer's wheels and brakes have been installed on an aircraft, these governmental authorities generally require certified replacement parts for such systems be provided by an approved manufacturer. In addition, regional and general aviation aircraft manufacturers typically select one manufacturer to supply original wheels and brakes for an entire fleet of aircraft, and such manufacturer typically becomes the sole source supplier for replacement parts. As a result, for the last ten fiscal years, approximately 75% of Aircraft Braking Systems' revenues were derived from programs supplied on a sole source basis.

        Aircraft manufacturers and wheel and brake suppliers, in conjunction with the FAA, require the replacement of aircraft wheels and brakes at regular intervals, which for high-cycle commercial aircraft, i.e. regional jets, generally averages once or twice a year. When Aircraft Braking Systems' products have been certified and installed on an aircraft, we typically generate recurring revenues from sales of replacement parts over the life of the aircraft, which for most modern aircraft is 25 years or longer. As a result, for the last ten fiscal years, more than 75% of Aircraft Braking Systems' revenues were derived from the sale of high-margin replacement parts.

        We believe that Aircraft Braking Systems is the largest supplier of wheels and brakes for (1) high-cycle regional jets, which make more frequent landings than long-range commercial aircraft, (2) high-end general aviation aircraft and (3) the U.S. military. Aircraft Braking Systems also manufactures brake control systems for use on a variety of commercial transport, general aviation and military aircraft. Other products manufactured by Aircraft Braking Systems include helicopter rotor brakes and brake temperature monitoring equipment for various types of aircraft.

        In the commercial transport market, Aircraft Braking Systems' products are used on a broad range of large commercial transport (120 seats or more), regional jet (between 30 and 120 seats) and other commuter aircraft. We provide replacement parts for aircraft manufactured by, among others, Boeing, Airbus, Bombardier and Embraer, as well as to commercial airlines and replacement part distributors. Aircraft Braking Systems' general aviation market includes products for business and personal aircraft (19 seats or less), and its customers include airframe manufacturers such as Gulfstream, Raytheon Aircraft, Learjet, Canadair, Cessna, Dassault and Israeli Aircraft Industries, and distributors such as Aviall. In the military market, Aircraft Braking Systems' products are used on a variety of fighters, training aircraft, transports, cargo planes, bombers and helicopters. Substantially all of our military products are sold to the U.S. Department of Defense, foreign governments and airframe manufacturers, including Lockheed Martin, Boeing, Sikorsky, Bell, Saab and AIDC in Taiwan.

        Some of the fleets of aircraft on which Aircraft Braking Systems' products are used include:

  •
  Commercial Transport—Boeing DC-9, DC-10, MD-80 and MD-90; Airbus A-321; Fokker F-100/70, F-28 and F-50/60; Bombardier CRJ-100/200, CRJ-700 and CRJ-900; Fairchild Dornier DO-228; Saab 340 and Saab 2000; and Embraer 170, 175, 190 and 195.

  •
  General Aviation—Gulfstream G-I, G-II, G-III, G-IV, G-350 and G-450; Dassault Falcon 900EX EASy and 7X; Learjet 31A and 60; and Bombardier CL600/601/604.

  •
  Military—Northrop Grumman F-14 fighter; Lockheed Martin F-16 fighter and C-130 transport; and Boeing B-1B bomber.

        During the LTM Period, 83% of our total revenues were derived from sales made by Aircraft Braking Systems.

  Engineered Fabrics

        We believe Engineered Fabrics is the leading worldwide manufacturer of flexible bladder fuel tanks for aircraft and helicopters, supplying approximately 60% of the flexible bladder fuel tanks for the worldwide commercial transport and general aviation markets and over 50% of these tanks for the U.S. military. With its proprietary technology, Engineered Fabrics is the only FAA-certified supplier of polyurethane manufactured fuel tanks in the United States, which feature "selfsealing" technology that significantly reduces the potential for fires, leaks and spilled fuel following a crash.

        Some of the fleets of aircraft on which Engineered Fabrics' flexible bladder fuel tanks are used include:

  •
  Fixed-Wing Military Aircraft—F-18 C/D and E/F, F-14, F-15, F-16, C-130, KC-10, and KC-135.

  •
  Commercial Helicopters—MD-500, MD-600, and Bell 214-ST.

  •
  Military Helicopters—Sikorsky UH-60 Blackhawk, SH-60 Seahawk, AH-64 Apache, CH-53 Super Stallion, MH-53 Sea Stallion, Boeing CH-47, and Bell/Boeing V-22 Osprey.

        Many of these programs also utilize Engineered Fabrics' iceguards for deicing and anti-icing of the rotor blades and inlets. In addition, Engineered Fabrics manufactures and sells inflatable oil booms, towable storage bladders and various other products made from coated fabrics for military and commercial uses.

        During the LTM Period, 17% of our total revenues were derived from sales made by Engineered Fabrics.

Our Strategy

        Expand Our Presence on High-Cycle Regional Jets.    Aircraft Braking Systems has focused on expanding its presence on high-cycle regional jets, which make more frequent landings than long-range commercial aircraft and thus require more frequent replacement of wheels and brakes. As a result, we believe that Aircraft Braking Systems is now the largest supplier of wheels and brakes for regional jets, with a 41% worldwide market share. We believe that regional jets represent a significant and fast growing segment of the commercial aircraft market. Since 2002, passenger traffic on regional jets has averaged over 20% annual growth while during the same period traffic on major U.S. airlines operating larger, longer range aircraft has declined approximately 4% per year. We intend to capitalize on the growing number of regional jets in service and the resulting opportunities for original equipment and replacement part sales.

        Focus on High-End General Aviation Aircraft.    We focus on high-end business jet programs within the general aviation sector. We expect increased use of aircraft within this sector due to the growing popularity of "fractional" ownership of aircraft, which today account for approximately 40% of new business jet backlog. Fractional fleet aircraft are used more often than corporate or personal aircraft, resulting in more frequent replacement of wheels and brakes. We expect that business jet utilization will also benefit from the perception of greater safety, as well as more convenient security checks. We believe that Aircraft Braking Systems already provides braking equipment for more than 50% of the business jets in the worldwide general aviation fleet.

        Increase Our Leadership in the Military Aircraft Market.    We believe we are the largest supplier of wheels, brakes and flexible bladder fuel tanks to the U.S. military. The U.S. defense budget for aircraft procurement has grown from $18.0 billion in 2001 to $23.8 billion in 2005. We expect this increased defense spending will benefit the fleet of more than 11,000 military aircraft already in our portfolio through replenishment, upgrades and modernization activities and may lead to additional program opportunities.

Competitive Strengths

        Recurring Revenues and Strong Cash Flows.    More than 75% of Aircraft Braking Systems' revenues for each of the past ten fiscal years are recurring and were derived from the sale of high-margin replacement wheels and brakes to its installed base of aircraft. Furthermore, for the last ten fiscal years, approximately 75% of Aircraft Braking Systems' revenues are from programs supplied on a sole source basis. Because most aircraft have a useful life of more than 25 years, we historically have generated consistent revenues from the sale of replacement parts. Over the last five fiscal years, we have generated over $310 million of free cash flow (calculated by subtracting capital expenditures and development participation costs from net cash provided by operating activities).

        Significant Barriers to Entry.    The FAA certification process, which can be rigorous and is both costly and time consuming, is a significant barrier to entry in the aircraft wheel and brake industry. In addition, aircraft manufacturers traditionally select suppliers with extensive industry experience, the necessary approved manufacturing resources and the ability to make upfront investments for original equipment and design costs. Once a manufacturer's wheels and brakes have been certified and installed on an aircraft, stringent FAA regulations and similar requirements in foreign countries generally require that replacement parts for such systems be provided by the original manufacturer.

        Diversified Business Platform.    We sell our products to more than 175 airlines, airframe manufacturers, governments and distributors. Our products are installed on approximately 27,000 commercial transport, general aviation and military aircraft. This diversified business platform reduces our dependence on any particular customer or market. For example, while sales to the commercial transport sector were negatively impacted following the events of September 11, 2001, increased demand for our products by the U.S. military due to the conflicts in Afghanistan and Iraq helped us maintain our financial performance during this downturn. For the LTM Period, 53%, 30% and 17% of our total revenues were derived from the commercial transport, military and general aviation sectors, respectively.

        Well-Balanced Portfolio of Existing Programs.    Our portfolio of programs is balanced across all stages of development. Our existing programs in the "mature" stage are favorable to us because they generate cash flows from replacement part sales without requiring additional investment and development costs. In addition, we are investing in "development" and "growth" stage programs, like the Embraer 175, 190 and 195, China ARJ 21, and Bombardier CRJ-200/440, CRJ-701 and CRJ-900, which we expect will provide recurring revenues and growth in the future.

        History of Successful Product Innovation.    We won the first carbon brake production contract for the F-15 and later built the industry's first electric brake unit in the 1980s. Over the past several years we developed our next-generation NuCarb® carbon brakes, which have been selected for use on the ERJ-170/190 regional jets as well as the Dassault F-7X large business jet. In 2003, we completed the first qualification of a complete electric braking system. We believe that our ability to integrate the design and performance characteristics of wheels, brakes and antiskid systems into a complete braking system provides Aircraft Braking Systems with a competitive advantage.

        Experienced Management Team with a Proven Track Record.    Our highly experienced management team has a proven history of operating performance in the aircraft wheel and brake business. In addition, our management has operated our business under a leveraged capital structure through the various economic cycles of our industry.

Recent Developments

        The following table presents (i) our unaudited results for the three months ended September 30, 2004, the nine months ended September 30, 2004 and the twelve months ended September 30, 2004 and (ii) our unaudited historical results for the three months ended September 30, 2003 and the nine months ended September 30, 2003:

	Three Months Ended September 30,		Nine Months Ended September 30,
					Twelve Months Ended September 30, 2004
	2003	2004	2003	2004
	(In millions)
Statement of Operations Data:
Revenues	$87.8	$90.8	$247.8	$257.5	$352.5
EBITDA	29.8	30.1	73.5	81.4	115.4
Adjusted EBITDA	32.2	31.5	80.7	85.8	122.3
Net income	12.2	15.1	23.5	32.7	49.7
Balance Sheet Data (at end of period):
Cash and cash equivalents					$70.0
Total debt					395.0

Additional Information

        K&F Acquisition is a Delaware corporation formed on October 12, 2004. Its executive offices are located at Aurora Capital Group's offices at 10877 Wilshire Boulevard, Suite 2100, Los Angeles, California 90024, and its telephone number is (310) 551-0101. K&F is a Delaware corporation formed on March 13, 1989. Its principal executive offices are located at 600 Third Avenue, New York, New York 10016, and its telephone number is (212) 297-0900.

The Transactions

The Acquisition

        On October 15, 2004, K&F, K&F Parent, an affiliate of Aurora Capital Group, and all of K&F's stockholders entered into a stock purchase agreement, or the "purchase agreement," pursuant to which K&F Parent will acquire K&F primarily in exchange for cash consideration of $1.06 billion, subject to certain adjustments. A portion of the cash consideration is expected to be used to repay K&F's existing indebtedness and the fees and expenses of K&F and certain of its stockholders in connection with the Acquisition, with the balance paid to the stockholders and optionholders of K&F. We refer to this transaction as the "Acquisition."

        K&F Parent expects to finance the Acquisition with $795 million of debt financing described below and $315 million of preferred and common equity capital from affiliates of Aurora Capital Group, who we refer to as the "equity sponsor," and certain co-investors, who we refer to as the "co-investors." In addition, K&F Parent will issue a note payable to the benefit of the existing K&F stockholders for estimated tax benefits to be received by K&F due to the payment of fees and premiums in connection with the tender offers for K&F's existing senior subordinated notes. The exact amount of the note will be determined at the closing of the Acquisition and is expected to be approximately $15 million and will have a maturity date of six months. K&F anticipates receiving the proceeds of a tax refund in the approximate amount of the note substantially concurrent with such maturity date.

        Immediately after the consummation of the Acquisition, K&F Acquisition will be merged with and into K&F, or the "Merger," with K&F as the surviving corporation. Upon consummation of the Acquisition and the Merger, all of the common stock of K&F will be owned by K&F Parent, all of the capital stock of K&F Parent will be owned by the equity sponsor and the co-investors and K&F Parent will be controlled by Aurora Capital Group. The consummation of each of these transactions and each of the financing transactions described below is conditioned upon the closing of each other.

The Related Financing Transactions

        Concurrent with the closing of the Acquisition, we anticipate entering into the following financing transactions, or the "Financing Transactions," which we refer to, together with the Acquisition and the Merger, as the "Transactions":

  •
  the closing of the issuance of $365 million of senior subordinated notes;

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  the closing of K&F's new $505 million senior secured credit facility, which we refer to as "the new credit facility," consisting of a six-year $75 million revolving credit facility and an eight-year $430 million term loan facility. We expect that the revolving credit facility will be undrawn on the closing date, except for the refinancing of any outstanding letters of credit, of which there were $2.8 million outstanding as of June 30, 2004; and

  •
  the initial settlement of the tender offers and consent solicitations, or the "tender offers," initiated by K&F on October 20, 2004 for all of K&F's outstanding 9 1/4% Senior Subordinated Notes due 2007 and 9 5/8% Senior Subordinated Notes due 2010, or, collectively, our "existing senior subordinated notes."

        Unless otherwise specified herein, we have assumed that 100% of the notes subject to each of the tender offers will be validly tendered and accepted for purchase in each of the tender offers. If a majority of the aggregate principal amount of either series of our existing senior subordinated notes is not validly tendered in the applicable tender offer, then K&F Parent may require K&F to, on the closing date of the Acquisition, (i) irrevocably deposit with the applicable trustee the amount required to satisfy the "covenant defeasance" condition of the applicable indenture, assuming such notes are redeemed on the earliest date permitted under the applicable indenture, and (ii) comply with all other conditions to a "covenant defeasance" that are capable of being satisfied by the closing date of the Acquisition.

Sources and Uses

        The following table illustrates the estimated sources and uses of funds relating to the Transactions, as if the Transactions had occurred on June 30, 2004. The actual amounts may differ at the time of the consummation of the Transactions.

Sources		Uses
(In millions)		(In millions)
New credit facility(1):
Revolving credit facility	$—	Payment to K&F stockholders(3)	$665
Term loan facility	430	Repurchase of existing senior subordinated
New senior subordinated notes	365	notes in tender offers(4)	395
Tax benefit note payable to K&F		Tax benefit note payable to K&F
stockholders(2)	15	stockholders(2)	15
Equity from investors	315	Estimated transaction fees and expenses(5)	50

Total sources	$1,125	Total uses	$1,125

(1)
The new $505 million credit facility will consist of a six-year $75 million revolving credit facility and an eight-year $430 million term loan facility. We expect that the revolving credit facility will be undrawn at the closing of the Transactions, except for the refinancing of any outstanding letters of credit, of which there were $2.8 million outstanding as of June 30, 2004.

(2)
Note payable from K&F Parent for the benefit of existing K&F stockholders for estimated tax benefits to be received by K&F due to the payment of fees and premiums in connection with the tender offers for K&F's existing senior subordinated notes. The exact amount of the note will be determined at the closing of the Acquisition and is expected to be approximately $15 million. This note will have a maturity date of six months and K&F anticipates receiving the proceeds of a tax refund in the approximate amount of the note substantially concurrent with such maturity date.

(3)
Subject to certain adjustments.

(4)
Assumes that all of K&F's existing senior subordinated notes will be tendered and accepted for payment in the tender offers on the date of the consummation of the Acquisition.

(5)
Consists of estimated fees and expenses related to the Transactions, including legal, accounting and consulting fees, and fees associated with the debt and equity financing portions of the Financing Transactions. Excludes the fees and expenses of K&F and certain of its stockholders in connection with the Acquisition and the tender offers, which fees and expenses, if unpaid at the closing of the Acquisition, will reduce the consideration to be paid to K&F equityholders.

Corporate Structure

        The following chart illustrates our corporate structure and principal indebtedness assuming that the Transactions occurred as of June 30, 2004(1):

(1)
Excludes the tax benefit note payable to K&F stockholders.

(2)
Guarantor of new credit facility.

(3)
The new $505 million credit facility will consist of a six-year $75 million revolving credit facility and an eight-year $430 million term loan facility. We expect that the revolving credit facility will be undrawn at the closing of the Transactions, except for the refinancing of any outstanding letters of credit, of which there were $2.8 million outstanding as of June 30, 2004.

(4)
Guarantor of notes and new credit facility. We have other subsidiary entities that will not be guarantors.

Aurora Capital Group

        K&F Parent and K&F Acquisition are affiliates of Aurora Capital Group, a Los Angeles-based investment firm formed in 1991 that acquires and builds companies in partnership with operating management. Aurora Capital Group is currently managing equity funds totaling approximately $1.5 billion. The limited partners in the funds include a number of leading public and private pension funds, banks, foundations and endowments active in private equity investing.

Summary Historical and Pro Forma Consolidated Financial Information

        The following table presents our summary historical consolidated financial information for the years ended December 31, 2001, 2002 and 2003 and the six months ended June 30, 2003 and 2004 and our unaudited pro forma consolidated financial information for the twelve months ended June 30, 2004 to give effect to the Transactions as if they had occurred on January 1, 2003. Our unaudited pro forma balance sheet data as of June 30, 2004 gives effect to the Transactions as if they had been consummated on June 30, 2004. Our historical financial information for the years ended December 31, 2001, 2002 and 2003 is derived from our audited financial statements. Our historical financial information for the six months ended June 30, 2003 and 2004 and our pro forma LTM Period financial information is derived from our unaudited financial statements. In the opinion of management, the unaudited financial information includes all adjustments, consisting of only normal recurring adjustments, considered necessary for a fair presentation of this information. The results of operations for interim periods are not necessarily indicative of the results that may be expected for the entire year. The unaudited pro forma consolidated financial information should not be considered indicative of actual results that would have been achieved had the Transactions been consummated on the date or for the periods indicated and do not purport to indicate consolidated balance sheet data or statement of operations data or other financial data as of any future date or for any future period. The financial information set forth below should be read in conjunction with our historical consolidated financial statements and the related notes previously filed with the SEC and the section of this supplemental information entitled, "Unaudited Pro Forma Consolidated Financial Information."

	Year Ended December 31,			Six Months Ended June 30,		Pro Forma
	2001	2002	2003	2003	2004	LTM Period
	(Dollars in thousands)
Statement of Operations Data:
Net sales	$355,334	$348,649	$342,818	$160,021	$166,740	$349,537
Cost of sales	204,036	204,819	197,812	96,008	98,532	202,097

Gross margin	151,298	143,830	145,006	64,013	68,208	147,440
Independent research and development	16,188	14,600	14,936	7,360	6,965	14,541
Selling, general and administrative expenses(a)	30,273	40,238	30,499	16,882	14,498	28,115
Amortization(b)	8,837	3,935	4,264	2,099	2,340	20,060

Operating income	96,000	85,057	95,307	37,672	44,405	84,724
Interest expense, net(c)	32,569	26,194	44,186	21,707	19,504	55,360

Income before income taxes	63,431	58,863	51,121	15,965	24,901	29,364
Income tax (provision) benefit	(27,447)	(16,730)	(10,488)	(4,616)	(8,276)	(6,917)

Net income(b)	$35,984	$42,133	$40,633	$11,349	$16,625	$22,447

Other Data (for the period):
Capital expenditures	$5,057	$4,084	$5,468	$1,037	$1,240	$5,671
Depreciation and amortization(b)	16,889	12,012	12,200	6,038	5,882	29,360
Cash interest expense, net	26,954	24,548	45,242	22,253	18,586	52,287
EBITDA(d)	112,889	97,069	107,507	43,710	50,287	114,084
Adjusted EBITDA(d)	122,569	115,539	117,253	48,529	53,340	122,064
Adjusted EBITDA margin(d)	34.5%	33.1%	34.2%	30.3%	32.0%	34.9%
Adjusted EBITDA to cash interest expense, net ratio(d)	4.6x	4.7x	2.6x	2.2x	2.9x	2.3x
Total debt to Adjusted EBITDA ratio(d)	2.3x	3.8x	3.4x	—	—	6.5x

	As of December 31,			As of June 30,
						Pro Forma June 30, 2004
	2001	2002	2003	2003	2004
	(In thousands)
Balance Sheet Data:
Working capital	$39,223	$35,547	$50,077	$55,369	$74,610	$40,284
Total assets	404,008	422,045	419,585	425,713	436,714	1,428,889
Long-term debt (includes current maturities(a)(c)	285,625	435,000	395,000	435,000	395,000	795,000

  (a)
  On December 20, 2002, we completed a recapitalization that included the issuance of $250 million of 9 5/8% Senior Subordinated Notes Due 2010. The net proceeds of those notes were used to pay a $200 million dividend to our stockholders, pay off our former credit facility, pay transaction fees of $8.5 million and pay $9.4 million to holders of our common stock options. As a result of the recapitalization, we recorded a $9.4 million charge to selling, general and administrative expenses and we capitalized $8.5 million for the transaction fees.

  (b)
  On January 1, 2002, we adopted SFAS No. 142, at which time amortization of goodwill ceased. Assuming the adoption of SFAS No. 142 at the beginning of the periods presented, amortization would have decreased by $6.1 million for the year ended December 31, 2001. Net income would have increased to $39.4 million for the year ended December 31, 2001.

  (c)
  On October 15, 2003, we redeemed $40.0 million of our 9 1/4% Senior Subordinated Notes due 2007. In 2003, we took a $1.6 million charge to interest expense for the redemption premiums and the write-off of a portion of unamortized financing costs associated with the redemption.

  (d)
  "EBITDA" represents net income before interest expense, income tax (provision) benefit and depreciation and amortization. "Adjusted EBITDA" is EBITDA as further adjusted to exclude non-recurring salary and benefit expense, headcount reduction, non-recurring non-cash charge (income), and payment to optionholders (as set forth in the reconciliation presented below). EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to net income or cash flow from operations, as determined by GAAP, and our calculations thereof may not be comparable to similarly entitled measures reported by other companies. Based on our industry and debt financing experience, we believe that EBITDA and Adjusted EBITDA are customarily used to provide useful information regarding a company's ability to service and/or incur indebtedness.

        The following is a reconciliation of EBITDA and Adjusted EBITDA to net income:

				Six Months Ended June 30,
	Year Ended December 31,
						Pro Forma LTM Period
	2001	2002	2003	2003	2004
	(In thousands)
Net Income	$35,984	$42,133	$40,633	$11,349	$16,625	$22,447
Interest expense, net	32,569	26,194	44,186	21,707	19,504	55,360
Income tax provision	27,447	16,730	10,488	4,616	8,276	6,917
Depreciation and amortization	16,889	12,012	12,200	6,038	5,882	29,360

EBITDA	112,889	97,069	107,507	43,710	50,287	114,084
Non-recurring salary and benefit expense(1)	8,215	7,600	6,297	4,086	3,553	5,764
Headcount reduction(2)	1,465	1,465	1,099	733	—	366
Non-recurring non-cash charge (income)(3)	—	—	2,350	—	(500)	1,850
Payment to optionholders(4)	—	9,405	—	—	—	—

Adjusted EBITDA	$122,569	$115,539	$117,253	$48,529	$53,340	$122,064

(1)
Non-recurring salary and benefit expense of our Chairman, whose current employment agreements will terminate upon consummation of the Acquisition. Gives no effect to compensation ($100,000) due Mr. B. Schwartz under a one-year employment agreement to be entered into at the closing of the Acquisition.

(2)
The effect on prior periods of a headcount reduction in September 2003.

(3)
Amounts represent estimated non-recurring, non-cash contract charges.

(4)
Represents a non-recurring payment to holders of our common stock options in connection with a recapitalization undertaken in 2002.

Unaudited Pro Forma Consolidated Financial Information

        The unaudited pro forma consolidated financial statements of K&F are presented to show how K&F might have looked if the Transactions had occurred on the dates and for the periods indicated below. We derived the following unaudited pro forma consolidated financial information by applying pro forma adjustments to our historical consolidated financial statements previously filed with the SEC. The unaudited pro forma consolidated balance sheet as of June 30, 2004 gives effect to the Transactions as if they had occurred on June 30, 2004. The unaudited pro forma consolidated statements of operations and other data for the year ended December 31, 2003, the six months ended June 30, 2004 and the twelve months ended June 30, 2004 give effect to the Transactions as if they had occurred on January 1, 2003. The unaudited pro forma consolidated statements of operations exclude (i) the non-cash inventory purchase accounting adjustment of $17.8 million that will impact cost of sales during the approximately four-month period after the closing of the Acquisition during which our inventory on hand at the time of the closing is sold, and (ii) a $1.0 million annual management fee that, subject to certain conditions, we will pay to an affiliate of Aurora Capital Group. We describe the assumptions underlying the pro forma adjustments in the accompanying notes, which should be read in conjunction with these unaudited pro forma consolidated financial statements.

        The pro forma adjustments related to the Transactions are preliminary and based on information obtained to date and are subject to revision as additional information becomes available. The pro forma adjustments described in the accompanying notes will be made as of the closing date of the Transactions and may differ from those reflected in these unaudited pro forma consolidated financial statements. Revisions to the pro forma adjustments which may be required by the final purchase price allocations and/or pre-closing or post-closing purchase price adjustments, if any, may have a significant impact on the total assets, total liabilities and stockholders' equity, cost of revenues, selling, general and administrative expenses, depreciation and amortization and interest expense.

        The unaudited pro forma consolidated financial information should not be considered indicative of actual results that would have been achieved had the Transactions been consummated on the date or for the periods indicated and do not purport to indicate consolidated balance sheet data or statement of operations data or other financial data as of any future date or for any future period.

        The unaudited pro forma consolidated financial statements should be read in conjunction with the information contained in our historical consolidated financial statements and related notes previously filed with the SEC.

        The Acquisition will be accounted for using the purchase method of accounting in accordance with SFAS No. 141, Business Combinations, pursuant to which the total purchase price of the Acquisition, including related fees and expenses, will be allocated to our net assets based upon our estimates of fair value. The unaudited pro forma consolidated financial information have been prepared based on our preliminary estimates of fair value of our net assets using information available as of the date of this supplemental information, which are subject to change. The final allocation of the total purchase price to our net assets will be made after the closing of the Acquisition based on a formal valuation of the fair value of our net assets and the resolution of any pre-closing or post-closing purchase price adjustments pursuant to the purchase agreement relating to the Acquisition. Consequently, the final calculation of the purchase price and the final allocation could vary from the purchase price and allocation presented herein, and the variations could be material.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
June 30, 2004

	Actual	Pro Forma Adjustments			Pro Forma
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$44,241		$(44,241	)(a)	$—
Accounts receivable, net	40,706				40,706
Inventory	50,203		17,839	(b)	68,042
Other current assets	1,531		15,000	(b)	16,531

Total current assets	136,681		(11,402)		125,279

Property, plant and equipment, net	61,278		14,380	(b)	75,658
Deferred charges, net	56,120		(32,520	)(c)(d)	23,600
Intangible assets, net	15,624		237,903	(b)	253,527
Goodwill	167,011		783,814	(b)	950,825

Total assets	$436,714		$992,175		$1,428,889

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current liabilities:
Accounts payable	$12,588	$			$12,588
Current portion of long-term debt	—		4,300	(f)	4,300
Interest payable	3,797		(3,797	)(e)	—
Other current liabilities	45,686		15,000	(b)	68,107
			7,421	(b)

Total current liabilities	62,071		22,924		84,995

Pension liabilities	26,885		4,576	(b)	31,461
Deferred income taxes and other long-term liabilities	37,775		78,958	(b)	116,733
Postretirement benefit obligation other than pensions	85,267		4,733	(b)	90,000
Long-term debt	395,000		395,700	(f)	790,700
Stockholders' equity (deficiency)	(170,284)		485,284	(g)	315,000

Total liabilities and stockholders' equity (deficiency)	$436,714		$992,175		$1,428,889

See notes to the Unaudited Pro Forma Consolidated Balance Sheet

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

(a)
Reflects the elimination of historical cash and cash equivalents, which is assumed to be used to pay costs associated with the tender offers.

(b)
The total cost of the Acquisition is currently expected to be $1,086.4 million, consisting of $1,060 million of cash consideration, subject to adjustment, and $26.4 million of fees and expenses. A portion of the cash consideration is expected to be used to repay K&F's existing indebtedness and the fees and expenses of K&F and certain of its stockholders in connection with the Acquisition, with the balance paid to the stockholders and optionholders of K&F. In addition, K&F Parent will issue a note payable for the benefit of the current stockholders of K&F in order that such stockholders will receive the benefit of K&F's tax savings resulting from certain fees and premiums paid in connection with tender offers for K&F's existing senior subordinated notes. The amount of this note is expected to be approximately $15 million and will have a maturity date of six months. K&F anticipates receiving the proceeds of a tax refund in the approximate amount of the note substantially concurrent with such maturity date.

  In connection with the Financing Transactions, we estimate we will incur $23.6 million of fees and expenses, resulting in a total use of funds of $1,125 million, which will be financed with $430 million of indebtedness borrowed under the term loan facility of our new credit facility, the issuance of $365 million of the notes offered hereby, a tax refund expected to be received by K&F of $15 million and $315 million of equity expected to be contributed by the equity sponsor and the co-investors. To the extent that the actual fees and expenses incurred in connection with the Acquisition and other Transactions are less than $50 million, the equity contribution from the equity sponsor and the co-investors will be reduced by such amount.

  The $1,086.4 million total cost for the Acquisition has been allocated based on a preliminary estimate of the fair value of the assets acquired and liabilities assumed. The preliminary adjustments as a result of the allocation of the purchase price are as follows:

(In thousands)
Historical book value of net tangible assets acquired	$(54,483)
Increase inventory to fair value	17,839
Increase property, plant and equipment to fair value	14,380
Record fair value of intangible assets(1)	253,527
Goodwill(2)	950,825
Current portion of deferred tax related to fair value adjustment(3)	(7,421)
Increase pension liabilities to fair value	(4,576)
Deferred tax related to fair value adjustments(3)	(78,958)
Increase postretirement benefit obligation other than pensions to fair value	(4,733)

Total	$1,086,400

  (1)
  Reflects the recording at fair value of identifiable intangible assets acquired in the Acquisition, which were valued based on assumed cash flows and discount rates and will be amortized as follows:

	Estimated Fair Value	Estimated Weighted Average Useful Life
	(In thousands)
Trademarks	$6,360	Indefinite
Customer relationships	199,539	25 years
Engineering drawings	24,496	4 years
In-house libraries	10,400	4 years
Contract backlog	8,068	3 years
Patents	4,664	11 years

Total	253,527
Historical carrying value of other intangible assets at June 30, 2004	(15,624)

	$237,903

  These preliminary valuations and determinations as to useful life are based on estimates and assumptions that are subject to change.

  (2)
  Reflects the recording of goodwill related to the Acquisition of $950.8 million, less historical goodwill of $167.0 million, or a net adjustment of $783.8 million. This represents the excess of the purchase price over the fair value of the tangible and intangible assets acquired. For every $1.0 million of goodwill or indefinite life intangibles that might be reclassified to amortizable assets, the annual effect on amortization would be approximately $50,000, based on a weighted average amortization period of 20.7 years.

  (3)
  Reflects change in deferred tax liability using an effective tax rate of 41.6% resulting from purchase accounting adjustments to the book value of intangible assets, property, plant and equipment, inventory, other historical deferred charges and historical deferred financing charges as follows:

	Change in Book Value	Deferred Tax Liability
	(In thousands)
Amortizable intangible assets, net	$231,543	$96,322
Property, plant and equipment, net	14,380	5,982
Inventory	17,839	7,421
Historical other deferred charges	(48,870)	(20,330)
Historical deferred financing charges	(7,250)	(3,016)

	$207,642	$86,379

Less, current portion		7,421

Total noncurrent deferred tax liability		$78,958

(c)
Reflects the elimination of historical deferred charges of $48.9 million which have been included in the fair value of intangible assets above, under the caption "customer relationships" in footnote (1) of footnote (b) above.

(d)
Represents the capitalization of deferred costs in connection with the Financing Transactions, net of the elimination of historical deferred financing charges:

(In thousands)
Financing costs for the Financing Transactions	$23,600
Elimination of historical deferred financing charges	(7,250)

$16,350

(e)
This adjustment represents the payment of accrued interest in connection with the repayment of existing indebtedness.

(f)
This adjustment represents the recognition of anticipated borrowings under the new term loan facility of $430 million and $365 million of new senior subordinated notes, net of the repayment of $395 million of existing indebtedness at June 30, 2004.

	Actual	Pro Forma Adjustments		Pro Forma
	(In thousands)
Long-term debt:
Existing credit facility	$—	$		$—
Existing 9 1/4% senior subordinated notes due 2007	145,000		(145,000)	—
Existing 9 5/8% senior subordinated notes due 2010	250,000		(250,000)	—
New credit facility:
Revolving credit facility	—			—
Term loan facility	—		430,000	430,000
New senior subordinated notes	—		365,000	365,000

Total long-term debt, including current portion	395,000		400,000	795,000
Less, current portion of long-term debt	—		4,300	4,300

Total long-term debt, less current portion	$395,000		$395,700	$790,700

(g)
The adjustment to stockholders' equity (deficiency) is comprised of the following:

(In thousands)
Cash equity contributions	$315,000
Elimination of historical stockholders' deficiency	170,284

Adjustment	$485,284

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS AND OTHER DATA
Year Ended December 31, 2003

	Actual		Pro Forma Adjustments			Pro Forma
	(Dollars in thousands)
Statement of Operations Data:
Net sales	$342,818		$			$342,818
Cost of sales	197,812			1,761	(a)	199,573

Gross margin	145,006			(1,761)		143,245
Independent research and development	14,936					14,936
Selling, general and administrative expenses	30,499					30,499
Amortization	4,264			15,555	(b)	19,819

Operating income (loss)	95,307			(17,316)		77,991
Interest expense, net	44,186			11,174	(c)	55,360

Income (loss) before income taxes	51,121			(28,490)		22,631
Income tax (provision) benefit	(10,488)			5,845	(d)	(4,643)

Net income (loss)	$40,633			$(22,645)		$17,988

Other Data:
Ratio of earnings to fixed charges	2.1	x				1.4	x

See notes to the Unaudited Pro Forma Consolidated Statements of Operations

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS AND OTHER DATA
Six Months Ended June 30, 2004

	Actual		Pro Forma Adjustments			Pro Forma
	(Dollars in thousands)
Statement of Operations Data:
Net sales	$166,740		$			$166,740
Cost of sales	98,532			880	(a)	99,412

Gross margin	68,208			(880)		67,328
Independent research and development	6,965					6,965
Selling, general and administrative expenses	14,498					14,498
Amortization	2,340			7,778	(b)	10,118

Operating income (loss)	44,405			(8,658)		35,747
Interest expense, net	19,504			8,177	(c)	27,681

Income (loss) before income taxes	24,901			(16,835)		8,066
Income tax (provision) benefit	(8,276)			5,595	(d)	(2,681)

Net income (loss)	$16,625			$(11,240)		$5,385

Other Data:
Ratio of earnings to fixed charges	2.2	x				1.3	x

See notes to the Unaudited Pro Forma Consolidated Statements of Operations

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS AND OTHER DATA
Twelve Months Ended June 30, 2004

	Actual		Pro Forma Adjustments			Pro Forma
	(Dollars in thousands)
Statement of Operations Data:
Net sales	$349,537		$			$349,537
Cost of sales	200,336			1,761	(a)	202,097

Gross margin	149,201			(1,761)		147,440
Independent research and development	14,541					14,541
Selling, general and administrative expenses	28,115					28,115
Amortization	4,505			15,555	(b)	20,060

Operating income (loss)	102,040			(17,316)		84,724
Interest expense, net	41,983			13,377	(c)	55,360

Income (loss) before income taxes	60,057			(30,693)		29,364
Income tax (provision) benefit	(14,148)			7,231	(d)	(6,917)

Net income (loss)	$45,909			$(23,462)		$22,447

Other Data (for the period):
Ratio of earnings to fixed charges	2.4	x				1.5	x

See notes to the Unaudited Pro Forma Consolidated Statements of Operations

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

(a)
Reflects the incremental depreciation of property, plant and equipment resulting from the adjustment to fair value.

(b)
This adjustment represents the change in amortization expense resulting from the amortization of the intangibles recorded in connection with the Acquisition using the straight-line method based on the following:

Amortizable Intangibles	Estimated Fair Value	Estimated Average Useful Life
	(In thousands)
Customer relationships	$199,539	25 years
Engineering drawings	24,496	4 years
In-house libraries	10,400	4 years
Contract backlog	8,068	3 years
Patents	4,664	11 years
(c)
The adjustment to interest expense reflects the following:

	Year Ended December 31, 2003	Six Months Ended June 30, 2004	Twelve Months Ended June 30, 2004
	(In thousands)
Interest expense, net, on existing indebtedness to be repaid in connection with the Transactions	$(44,186)	$(19,504)	$(41,983)
Interest expense on new term loan facility (at an assumed rate of 4.83%)	20,769	10,385	20,769
Interest expense on new senior subordinated notes (at an assumed rate of 8.75%)	31,938	15,969	31,938
Amortization of debt issuance costs on new debt, straight-line as follows:
($1.4 million over a six-year amortization period)	233	117	233
($8.0 million over an eight-year amortization period)	1,000	500	1,000
($14.2 million over a ten-year amortization period)	1,420	710	1,420

Total adjustment	$11,174	$8,177	$13,377

        A 0.250% increase or decrease in the weighted average interest rate applicable to our indebtedness outstanding under the new credit facility and the new senior subordinated notes would change the pro forma interest expense and net income by $2.0 million and $1.6 million, respectively, for the year ended December 31, 2003, $1.0 million and $0.7 million, respectively, for the six months ended June 30, 2004 and $2.0 million and $1.5 million, respectively, for the twelve months ended June 30, 2004.

(d)
This adjustment represents the tax effect of pro forma adjustments to income before income taxes based on our historical effective tax rates of 20.5% for the year ended December 31, 2003, 33.2% for the six months ended June 30, 2004 and 23.6% for the twelve months ended June 30, 2004.